UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2012

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

    On October 18, 2012, Mr. Thomas DeLuca delivered a letter of resignation dated October 17, 2012 pursuant to which he resigned as an officer and employee of Augme Technologies, Inc. and its subsidiaries (collectively, the "Company"), effective as of October 1, 2012 (the "Effective Date").  In conjunction with his resignation, Mr. DeLuca and the Company entered into a Severance and General Release Agreement (the "Severance Agreement").  Pursuant to the Severance Agreement, the Company will pay to Mr. DeLuca a total of $175,000 as a severance payment, of which $11,666.67 has been paid.  Mr. DeLuca will also be entitled, for a period of 3 months following the Effective Date, to exercise an option to purchase 125,000 shares of the Company's common stock at an exercise price of $1.50.  The Company will reimburse Mr. DeLuca $89,000 for a contracted New York apartment and its partial furnishings.  As part of the Severance Agreement, Mr. DeLuca has agreed to release the Company from any employment related claims and has agreed that he will not compete with the Company for a period of 12 months.

    The foregoing is only a brief description of the material terms of the Severance Agreement, does not purport to be a complete description of the rights and obligations thereunder and is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

    On October 22, 2012 the Company issued a press release disclosing Mr. DeLuca's separation from service.  The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

No.	Description

10.1	Separation and Release Agreement executed October 18, 2012 between the Company and Thomas DeLuca
99.1	Press Release issued October 22, 2012

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: October 22, 2012	By:	/s/ Robert F. Hussey
Robert F. Hussey Chief Executive Officer

EXHIBIT LIST

No.	Description

10.1	Separation and Release Agreement executed October 18, 2012 between the Company and Thomas DeLuca
99.1	Press Release issued October 22, 2012